Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated January 30, 2012 relating to the financial statements and financial highlights which appears in the November 30, 2011 Annual Report to Stockholders of Kayne Anderson Energy Total Return Fund, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities”, “Experts” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 18, 2012